EXHIBIT 4.15

GP2 project
ainsworth lumber Co. ltd,
Contract No. C-001
DEMAC MANAGEMENT LTD.
CONTRACTOR
TABLE OF CONTENTS

Agreement
Scope of Work
Schedules
A. Contract Sum
B. Unit Prices
C. Mill Standards and Preferred Components
D. Contract Schedule
E. Alberta Content
F. Key Personnel
G. Labour Relations
H. Safety Manual
General Conditions
Special Conditions
Specifications

GP2 project
ainsworth lumber Co. ltd,
Contract No. C-001
AGREEMENT
AGREEMENT FOR
CONTRACT NO. C-001
General Contracting Services for the GP2 Project
THE AGREEMENT made and effective on the 6th day of July 2005 (“agreement date”).

BETWEEN:	AINSWORTH LUMBER COMPANY LIMITED
#3194 Bentall Four
P.O. Box 49037 — 1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3

(hereinafter called Owner)

AND:	DEMAC MANAGEMENT LTD.
133 Glacier Street
Coquitlam, B.C. V3K 5Z1

(hereinafter called the “Contractor”)

WITNESSETH THAT:	the Owner and the Contractor, for the considerations set forth herein, undertake and agree as follows:
ARTICLE 1    CONTRACT DOCUMENTS
The Contract Documents will consist of the following:
a)	this Agreement

b)	Scope of Work

c)	Schedules
A.	Contract Sum

B.	Unit Prices

C.	Mill Standards and Preferred Components

D.	Contract Schedule

E.	Alberta Content

F.	Key Personnel

G.	Labour Relations

H.	Safety Manual
c)	General Conditions

d)	Special Conditions

e)	Specifications

Agreement DOC	PAGE 1 OF 5

GP2 project
ainsworth lumber Co. ltd,
Contract No. C-001
AGREEMENT
together with the Contract Drawings, standards and other information to be issued during the course of the Contract, form the Contract and shall together be referred to hereinafter as the Contract or Contract documents.
Terms not otherwise defined herein shall have the meaning attributed to them in the appropriate Contract Document.
ARTICLE 2    ENTIRE AGREEMENT
The Contract Documents shall constitute the entire agreement between the parties relating to the Work and shall supersede and cancel ail provisions, representations, warranties, conditions, terms, agreements or understandings between the parties, whether given or made before, on or after the date of the Contract, whether written or oral, whether express or implied, including, without limitation, any representations, warranties, conditions, terms, agreements or understandings contained in any proposal, tender, purchase order, shipping document, invoice or other document issued by Contractor or elsewhere, unless contained in the Contract or an amendment to the Contract.
The Contract may be amended only by an instrument in writing signed by authorized signatories of each of the parties.
ARTICLE 3    THE WORK
The Contractor undertakes and agrees to perform and fulfill all the Work as shown or described briefly, without limitation in the Contract Documents. Contractor covenants and agrees to commence the Work on the Site on or before the 2nd day of August, 2005, and to achieve completion of major parts of the Work by the interim dates specified, to achieve Substantial Completion (first board) of the Work approximately the 23th day of December, 2006, and to achieve Final Completion of the Work approximately 60 days later, on or about the 27th day of February,2007.
Contractor does hereby agree to perform the Work on a 10 day, 100 hour work week basis (two shifts) for a sum, hereinafter called the Contract Sum, to be calculated pursuant to Article 4 below, and there shall be no further charges to the Owner whatsoever other than those expressly provided for in the Contract Documents.
Termination of the Contract will be by mutual agreement and failing that, by either party giving 15 days notice.

Agreement DOC	PAGE 2 OF 5

GP2 project
ainsworth lumber Co. ltd,
Contract No. C-001
AGREEMENT
ARTICLE 4    CONTRACT SUM / PAYMENT
Owner undertakes and agrees to pay Contractor, in lawful money of Canada, as full and complete settlement for all of the Work performed by Contractor and accepted by Owner, the Contract Sum comprised of the total value of the Work calculated on a cost reimbursable, percentage fee basis and determined pursuant to Special Conditions, Schedule A, and General Conditions, subject to additions or deductions as provided for in the Contract Documents; and to make payments on account thereof as stipulated in the Contract Documents.
The Estimated Contract Sum is:                               $ 90,000,000.00
All labour, materials, LOA, rentals, etc. shall be separated and summarized on the monthly invoice. Back-up documentation will be retained by the Contractor and made available to the Owner, if requested.
ARTICLE 5    ENUREMENT
The Contract shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, but there shall be no successors or assigns of Contractor without Owner’s prior written consent.
ARTICLE 6    RECEIPT OF AND ADDRESS FOR NOTICES
If either party desires to give notice to the other in connection with the Contract, such notice shall be sufficiently given if delivered by hand, if sent by registered mail, or if sent by facsimile or other electronic message system which provides a hard copy, to the

Contractor:	DEMAC MANAGEMENT LTD.
Contractor:	133 Glacier Street
Coquitlam, B.C. V3K 5Z1

ATTN: Mr. Mike McBride
TEL: (604)941-1735
FAX: (604)941-1800

Agreement DOC	PAGE 3 OF 5

GP2 project
ainsworth lumber Co. ltd,
Contract No. C-001
AGREEMENT

and to OWNER:	AINSWORTH LUMBER COMPANY LTD.
#3194 Bentall Four
P.O. Box 49037 — 1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
ATTN: Mr. Douglas Ainsworth
TEL: (604) 661-3210
FAX; (604) 661-3201
or Owner’s designate.
and shall be considered so given at the time when, in the ordinary course, such letter, electronic message or facsimile should have reached its destination.
ARTICLE 7   JOINT AND SEVERAL LIABILITY
If Contractor consists of two or more persons, whether as a partnership, joint venture, consortium or otherwise, the liability of those persons to Owner under or in relation to the Contract is joint and several and not several only.
ARTICLE 8   ENGINEER

1. Engineer for the Contract is:	NGM International
Rob Zatzoff
Langley, BC Canada
PH: (604) 533-4437
FX: (604) 533-4458
FX: (604) 533-4458

Agreement DOC	PAGE 4 OF 5

GP2 Project
ainsworth lumber Co. ltd.
Contract No. C-001
AGREEMENT
IN WITNESS WHEREOF the parties hereto set their respective hands.
AINSWORTH LUMBER COMPANY LIMITED

[ILLEGIBLE]
Signature of Signing Officer or Authorized Representative

Douglas Ainsworth — Senior VP/Project Director Name and Position (typed)

[ILLEGIBLE] Witness
DEMAC MANAGEMENT LTD.

[ILLEGIBLE]
Signature of Signing Officer or Authorized Representative

Mike McBride — Project Construction Director
Name and Position (typed)

[ILLEGIBLE]
Witness

Agreement DOC	PAGE 5 OF 5